Exhibit 23.11

                  [KPMG Fernandez, Santos & Lopez letterhead]

Ernst & Young
L'Illa Diagonal
Diagonal 575
08029 Barcelona
Spain

Mercantile Ocean Maritime Co. (Filipinas) Inc.

Dear Sirs

Auditors' consent

We consent to the incorporation by reference in the Registration Statements (Form S-3) and related Prospectus of Dimon Incorporated for the registration of 5,524,104 shares of its common stock of our report dated April 24, 1997, with respect to the financial statements of Mercantile Ocean Maritime Co. (Filipinas) Inc. (not included separately therein) included in the Current Report on Form 8-K/A of Dimon Incorporated dated June 16, 1997 filed with the Securities and Exchange Commission.


Office :  Manila, Philippines            Firm :   KPMG Fernandez, Santos & Lopez

Date   :  September 9, 1997              Partner: /s/ Wilfredo Z. Palad